UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 10, 2014

SeaWorld Entertainment, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35883	27-1220297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9205 South Park Center Loop, Suite 400
Orlando, Florida		32819
(Address of Principal Executive Offices)		(Zip Code)

(407) 226-5011

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Resignation

On December 11, 2014, SeaWorld Entertainment, Inc. (the “Company”) announced that Mr. James Atchison will resign from his role as Chief Executive Officer and President of the Company, effective January 15, 2015. Following his resignation as Chief Executive Officer and President, Mr. Atchison is expected to remain involved with the Company as a member of the Board of Directors of the Company (the “Board”) and in a consulting capacity to the Company for a three-year consulting term.

Pursuant to a Separation and Consulting Agreement with the Company, dated as of December 10, 2014 (the “Agreement”), Mr. Atchison will be entitled to the following, subject to Mr. Atchison’s execution and non-revocation of a general release of claims in favor of the Company:

•	a lump sum payment equal to $2,443,000, which represents the cash severance payment that Mr. Atchison would be entitled to receive upon a qualifying termination of employment under the SeaWorld Parks & Entertainment, Inc. Key Employee Severance Plan;

•	a lump sum cash payment in an amount equal to the value of the benefit continuation for 24 months following Mr. Atchison’s termination of employment that he would have been entitled to receive upon a qualifying termination of employment under the SeaWorld Parks & Entertainment, Inc. Key Employee Severance Plan; and

•	eligibility for continued vesting of Mr. Atchison’s 515,406 outstanding and unvested performance-based restricted stock awards (as if Mr. Atchison remained continuously employed with the Company), subject to achievement of the applicable performance conditions and, in the event favorable and generally applicable amendments are made to the terms of restricted stock awards held by then active employees, the right to have his awards amended in the same manner.

The Agreement provides that Mr. Atchison, following his termination of employment, will continue to serve on the Board in the role of Vice Chairman of the Board. Mr. Atchison will be entitled to receive the compensation and benefits generally provided to other non-employee members of the Board in accordance with the Company’s applicable expense reimbursement policies as in effect from time to time.

In addition, Mr. Atchison will be engaged as a consultant to the Company for a three-year period. During the consulting term, Mr. Atchison will be available to provide consulting services as may be mutually agreed between Mr. Atchison and the Company. Either Mr. Atchison or the Company may terminate the consulting arrangement at any time upon 30 days’ written notice. During the consulting term unless otherwise determined by the Company, the Company will nominate Mr. Atchison to serve as the chairman of the board of the not-for-profit, independent SeaWorld & Busch Gardens Conservation Fund, serve as the Company’s primary liaison with conservation organizations and certain key third-party partners (including corporate sponsors and industry and zoological organizations), and advise on the Company’s existing and future international development efforts. In consideration for such services during the consulting term, Mr. Atchison will receive, among other things, an annual consulting fee of $440,000 and reimbursement for reasonable expenses necessary for the performance of such consulting services in accordance with the Company’s policies applicable to consultants, in effect from time to time.

If Mr. Atchison is not re-elected to the Board at an annual stockholders meeting of the Company, then his annual consulting fee will be increased by an amount equal to (i) the annual cash retainer plus (ii) the cash value of the annual equity award, in each case, paid to members of the Board. In the event Mr. Atchison voluntarily resigns from the Board and/or terminates the consulting arrangement, Mr. Atchison will not be entitled to receive any further payments of the consulting fee. In the event the Company terminates the consulting arrangement (other than due to Mr. Atchison’s voluntary resignation from the Board) and/or Mr. Atchison ceases to be a member of the Board for any other reason, then Mr. Atchison will be entitled to receive a lump sum payment equal to the consulting fee (including any increase to the consulting fee, if applicable) that would have been paid to him for the remainder of the consulting term but for the termination by the Company.

The Agreement also provides that Mr. Atchison will no longer be subject to a covenant not to compete with the Company.

Appointment of Interim Chief Executive Officer

On December 11, 2014, the Company announced that the Board appointed David F. D’Alessandro to serve, effective as of January 15, 2015, as interim Chief Executive Officer (“Interim CEO”) of the Company. Mr. D’Alessandro will assume his new role, effective January 15, 2015 and is expected to serve until the Company completes a search and appoints a new Chief Executive Officer.

Mr. D’Alessandro, age 63, has been the Chairman of the Board of the Company since 2010. He served as Chairman, President and Chief Executive Officer of John Hancock Financial Services from 2000 to 2004, having served as President and Chief Operating Officer of the same entity from 1996 to 2000, and guided the company through a merger with ManuLife Financial Corporation in 2004. Mr. D’Alessandro served as President and Chief Operating Officer of ManuLife in 2004. He is a former Partner of the Boston Red Sox. Mr. D’Alessandro currently serves on the board of directors of APX Group Holdings, Inc. A graduate of Syracuse University, he holds honorary doctorates from three colleges and serves as vice chairman of Boston University.

In connection with Mr. D’Alessandro’s appointment as Interim CEO, he will receive an award of 100,000 shares of restricted stock, to be granted upon his commencement as Interim CEO. The award will vest on the earlier of (i) the start date of the successor Chief Executive Officer or (ii) June 30, 2015. Mr. D’Alessandro also will be entitled to reimbursement for business travel and expenses in accordance with the Company’s policies in effect from time to time. While serving as Interim CEO, Mr. D’Alessandro will not receive an annual base salary or an annual bonus opportunity or participate in the Company’s employee benefit plans, but

Mr. D’Alessandro will continue to receive the cash and equity compensation normally paid to non-employee directors in accordance with the Company’s Outside Director Compensation Policy for his service on the Board and he will continue to vest in his other existing equity awards while serving as Interim CEO.

Appointment of New Board Members

On December 10, 2014, the Board elected to increase the size of the Board to nine members and elected William Gray and The Honorable Ellen O. Tauscher as independent directors of the Board to fill the vacancies on the Board, effective immediately. Mr. Gray was appointed to serve on the Board’s Nominating and Corporate Governance and Compensation Committees. The Company expects Mr. Gray to stand for election at the annual meeting of shareholders in 2015. Ms. Tauscher was appointed to serve on the Board’s Nominating and Corporate Governance and Compensation Committees. The Company expects Ms. Tauscher to stand for election at the annual meeting of shareholders in 2017.

William Gray currently serves as co-founder and director of Hulls Highway, Inc., a consulting firm. Mr. Gray has also been a Senior Advisor to The Blackstone Group L.P. since 2010. Mr. Gray served as Co-Chief Executive Officer of Ogilvy North America of Ogilvy & Mather Inc. from 2005 to 2009. Mr. Gray served as the President of Ogilvy & Mather Inc. from 1997 to 2005. Mr. Gray also served as Managing Director of Ogilvy Advertising New York from 1994 to 1996 and held other positions of increasing responsibility from the time he joined Ogilvy & Mather, Inc. as an Assistant Account Executive in 1978. Mr. Gray also serves on the board of trustees of The Century Family of Mutual Funds and the New York Public Library and on the board of directors of HealthMarkets, Inc. and Zinio Group. Mr. Gray received an M.B.A. from University of Virginia and a B.A. from Harvard University.

The Honorable Ellen O. Tauscher currently serves as a strategic advisor at the law firm of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC. From February 2012 to August 2012, Ms. Tauscher served as Special Envoy for Strategic Stability and Missile Defense at the U.S. State Department. From June 2009 to February 2012, Ms. Tauscher served as Under Secretary of State for Arms Control and International Security. Prior to joining the State Department, Ms. Tauscher served from January 1997 to June 2009 as a member of the U.S. House of Representatives from California’s 10th Congressional District. Prior to serving in Congress, Ms. Tauscher worked in investment banking and the financial industry in various roles for Bache Halsey Stuart Shields, Bear Stearns & Co., Drexel Burnham Lambert and as an officer of the American Stock Exchange. From 1977 to 1980, Ms. Tauscher was a member of the New York Stock Exchange representing Bache Halsey Stuart Shields. Ms. Tauscher serves on the Board of Directors of eHealth, Inc., Edison International and Invacare Corporation. Ms. Tauscher also serves on the boards of various national security-related corporations and the National Comprehensive Cancer Network. Ms. Tauscher holds a B.S. degree in early childhood education from Seton Hall University.

In accordance with the Company’s Outside Director Compensation Policy applicable to all non-employee directors, each of Mr. Gray and Ms. Tauscher’s compensation for their services as a director will be consistent with that of the Company’s other non-employee directors. For 2014, they will receive a prorated portion of the applicable annual board fee for service on the Board (currently $60,000 per year) based on their partial service during 2014 and an initial equity award of restricted stock that will have a value of $120,000, calculated based on the closing price of the Company’s common stock on the date of grant. Also, on the date of each annual stockholders meeting of the Company, they will receive an annual equity award of restricted stock (currently based on a grant date fair value of $120,000). The initial equity award and each annual equity award of restricted stock will vest in three equal installments, with one-third vesting on each of the first, second and third anniversaries of the date of grant, subject to each such non-employee director’s continued service on the Board through each such vesting date.

Other than the standard compensation arrangements described above, there are no arrangements or understandings between either of Mr. Gray and Ms. Tauscher and any other person pursuant to which they were elected as directors. Mr. Gray and Ms. Tauscher are not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the press release issued by the Company to announce the resignation of Mr. Atchison, the appointment of the Interim Chief Executive Officer and the election of Mr. Gray and Ms. Tauscher as directors is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective December 10, 2014, the Board amended Article III, Section 3.02 of the Amended and Restated Bylaws of the Company (the “Bylaws”), to provide for a Vice Chairman of the Board and to make certain other immaterial changes that are clarifications of existing provisions.

The foregoing summary of the Bylaw amendment is qualified in its entirety by reference to the Bylaws, as amended and restated and filed as Exhibit 3.2 attached hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits. The exhibits listed on the Exhibit Index accompanying this Form 8-K is filed herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAWORLD ENTERTAINMENT, INC.

Date: December 11, 2014	By:	/s/ G. Anthony (Tony) Taylor
	Name:	G. Anthony (Tony) Taylor
	Title:	Chief Legal and Corporate Affairs Officer,
General Counsel and Corporate Secretary

EXHIBIT INDEX

3.2	The Second Amended and Restated Bylaws of SeaWorld Entertainment, Inc.

99.1	Press release dated December 11, 2014.